UNITED STATES
	SECURITIES AND EXCHANGE COMMISSION
	Washington, D.C. 20549



	SCHEDULE 13G


	Under the Securities Exchange Act of 1934



	SYNC RESEARCH, INC.
	(Name of Issuer)

	Common Stock, $0.001 Par Value
	(Title of Class of Securities)

	 785065-10-3
	(CUSIP Number)





Check the following box if a fee is being paid with this statement [X]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of
Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

SEC 1745 (2/92)



CUSIP No. 785065-10-3           13G

1       NAME OF REPORTING PERSON
S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

	3Com Corporation                        94-2605794

2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP        (a)  [ ]

 	N/A
                                (b)  [ ]

3       SEC USE ONLY

4       CITIZENSHIP OR PLACE OR ORGANIZATION

	California

NUMBER OF SHARES BENEFICIALLY
OWNED BY EACH REPORTING PERSON
WITH

	5     SOLE VOTING POWER
     		1,050,000

	6     SHARED VOTING POWER
       		0

	7     SOLE DISPOSITIVE POWER
      	1,050,000

	8     SHARED DISPOSITIVE POWER
      	0
9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      	1,050,000

10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
        SHARES
     	  N/A

11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
       	7.3%

12      TYPE OF REPORTING PERSON
       	CO


Item 1(a)       Name of Issuer:

		Sync Research, Inc.

Item 1(b)       Address of Issuer's Principal Executive Offices:

		7 Studebaker
		Irvine, CA  92718

Item 2(a)       Name of Person Filing:

		3Com Corporation

Item 2(b)       Address of Principal Business Office:

		5400 Bayfront Plaza
		Santa Clara, CA  95052

Item 2(c)       Citizenship:

		The filing person is a California corporation.

Item 2(d)       Title of Class of Securities:

		Common Stock, par value $0.001

Item 2(e)       CUSIP Number:

		785065-10-3

Item 3  	       Type of Person:

		Not Applicable

Item 4  	       Ownership (at December 31, 1995):

		(a)     Amount owned "beneficially" within the meaning of
		          rule 13d-3:  1,050,000 shares.

		(b)     Percent of class:  7.3%, based on the total number of shares
		          outstanding on December 31, 1995.

		(c)     Number of shares as to which such person has:

			(i)     sole power to vote or to direct the vote:
			         1,050,000 shares

			(ii)    shared power to vote or to direct the vote:  0

			(iii)   sole power to dispose or to direct the
			        disposition of:  1,050,000 shares

			(iv)    shared power to dispose or to direct disposition
			          of:  0

Item 5  	     Ownership of Five Percent or Less of a Class:

            		Not Applicable

Item 6  	     Ownership of More than Five Percent on Behalf of Another Person:

            		Not Applicable

Item 7  	     Identification and Classification of the Subsidiary Which
        	     Acquired the Security Being Reported on by the Parent
         	    Holding Company:

		Not Applicable

Item 8  	    Identification and Classification of Members of the Group:

		Not Applicable

Item 9  	   Notice of Dissolution of Group:

		Not Applicable

Item 10 	   Certification:

		Not Applicable


	Signature

	After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:  September 16, 1996

							3Com CORPORATION


							By: \s\Mark D. Michael
								Mark D. Michael,
								Vice President,
								General Counsel and
								Secretary